EXHIBIT 4.11

CLASS B

CONFIRMATION FOR U.S. DOLLAR INTEREST RATE SWAP

TRANSACTION UNDER 1992 MASTER AGREEMENT

Date:	August 7, 2003	Our ref:	JPMorgan Reference Number 1762169
To:	World Financial Network Credit Card Master Note Trust c/o Chase Manhattan Bank USA, National Association 500 Stanton Christiana Road OPS4, 3rd Floor Newark, DE 19713	From:	JPMorgan Chase Bank 270 Park Avenue New York, NY 10017 Global Derivative Operations 4 Metrotech Center, 17th Floor Brooklyn, NY 11245

Attn:	Institutional Trust Services	Contact:	Document Control
Fax No:	302-552-6280	Fax No:	718-242-9263
Tel No:	302-552-6279	Tel No:	718-242-7294

Dear Sir/Madam,

The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into between World Financial Network Credit Card Master Note Trust and JPMorgan Chase Bank (each a “party” and together “the parties”) on the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified in paragraph 1 below (the “Agreement”).

The definitions and provisions contained in the 2000 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc., the “Definitions”) are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Definitions or the Indenture dated as of August 1, 2001 as amended from time to time, between Party B and BNY Midwest Trust Company, as indenture trustee (the “Master Indenture”) as supplemented by the Series 2003-A Indenture Supplement, dated as of June 19, 2003 (the “Indenture Supplement”), as supplemented by the Issuance Supplement, dated as of August 14, 2003 (the “Issuance Supplement” and together with the Master Indenture and Indenture Supplement, the “Indenture”).

1.                                      This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement (including the Schedule thereto) dated as of August 7, 2003 as amended and supplemented from time to time (the “Agreement”), between the parties. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

In this Confirmation “Party A” means JPMorgan Chase Bank and “Party B” means World Financial Network Credit Card Master Note Trust.

2.                                      The terms of the particular Transaction to which this Confirmation relates are as follows:

Notional Amount:

Initially, USD $51,000,000 and thereafter an amount equal for each Calculation Period to the Class B Note Principal Balance (as defined in the Indenture Supplement) at the end of the first day of that Calculation Period.

Trade Date:	August 7, 2003

Effective Date:	August 14, 2003

Termination Date:

The earlier of (i) the March 2012 Distribution Date, subject to adjustment in accordance with the Following Business Day Convention, and (ii) the date on which the Class B Note Principal Balance (as defined in the Indenture Supplement) is reduced to zero, subject to early termination in accordance with the terms of the Agreement. In accordance with the Indenture Supplement, the Class A/B Expected Principal Payment Date is the May 2008 Distribution Date, subject to the Modified Following Business Day Convention.

Fixed Amounts:

Fixed Rate Payer:	Party B

Fixed Rate Payer Payment Dates:	The 15th of each month commencing September 15, 2003 and ending on the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention

Fixed Rate:	As per the Fixed Rate Schedule attached hereto as Schedule I

Fixed Rate Day Count Fraction:	Actual/360

Floating Amounts:

Floating Rate Payer:	Party A

Floating Rate Payer Payment Dates:	The 15th of each month commencing September 15, 2003 and ending on the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.

Floating Rate for initial Calculation Period:	Linear Interpolation

World Financial Network Credit Card Master Note Trust

Series 2003-A Confirmation

Reference Number

Floating Rate Option:	USD-LIBOR-BBA

Designated Maturity:	1 Month, except for the initial Calculation Period

Spread:	None

Floating Rate Day Count Fraction:	Actual/360

Reset Dates:	First day of each Calculation Period

Business Days:	New York, London, Columbus, Ohio, and Chicago, Illinois

Calculation Agent:	Party A

3.                                      Additional Amounts Upon Partial Termination

On any Payment Date prior to the Class A/B Expected Principal Payment Date (as defined in the Indenture Supplement), where as a result of principal payments on the Class B Notes (as defined in the Indenture Supplement), the Notional Amount would be reduced by the corresponding reduction in the Class B Note Principal Balance (as defined in the Indenture Supplement), the parties hereto shall treat the portion of such reduction (without duplication) as terminated on such Payment Date (a “Terminated Transaction”). Party A shall calculate the Market Quotation for the Terminated Transaction as set forth below.

“Market Quotation” means, with respect to a Terminated Transaction, an amount determined on the basis of quotations from Reference Market-makers. Each quotation will be for an amount, if any, that would be paid to Party A (expressed as a negative number) or by Party A (expressed as a positive number) in consideration of an agreement between Party A and the quoting Reference Market-maker to enter into such Terminated Transaction (with the same fixed and floating payment rates and remaining term as this Transaction) on the relevant Payment Date. Party A will request each Reference Market-maker to provide its quotation to the extent reasonably practicable as of the same day and time (without regard to different time zones) on or as soon as reasonably practicable prior to the relevant Payment Date. The day and time as of which those quotations are to be obtained will be selected in good faith by Party A. If more than three quotations are provided, the Market Quotation will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values. If exactly three such quotations are provided, the Market Quotation will be the quotation remaining after disregarding the highest and lowest quotations. For this purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded. If fewer than three quotations are provided, Party A will determine the Market Quotation in good faith. Notwithstanding the foregoing, Party A shall be the sole Reference Market-maker unless: (a) the reduction in the Notional Amount of the Transaction is equal to or greater than $50 million on such Payment Date, and (b) the Servicer or the Indenture Trustee requests that quotations from Reference Market-makers other than Party A are utilized.

If the amount so determined by Party A in respect of a Terminated Transaction is positive, Party B shall owe such amount to Party A, which shall be payable (with interest thereon accruing from such Payment Date and calculated at the Fixed Rate) on the next Distribution Date to the extent provided in the Indenture. If such amount is negative, no amounts shall be payable by Party A or Party B in respect of the Terminated Transaction.

4.                                      Account Details:

Account for payments to Party A:	Name: JPMorgan Chase Bank City: New York ABA# 021-000-021 Ref: World Financial Network Credit Card Master Note Trust – Swaps Group Acct: 900-900-1364

Account for payments to Party B:	Name: Bank of New York City: New York ABA# 021-000-018 Ref: World Financial Network Credit Card Master Note Trust – GLA111565 Acct: 382899 Finance Charge Account

5.                                      Offices:

The Office of Party A for this Transaction is:	4 Metrotech Center, 17th Floor Brooklyn, NY 11245

The Office of Party B for this Transaction is:	c/o Chase Manhattan Bank USA, National Association 500 Stanton Christiana Road OPS4, 3rd Floor Newark, DE 19713

Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by responding within three (3) Business Days by returning via telecopier an executed copy of this Confirmation to the attention of Ron Pope (fax no. 718-242-9263/9262).

Failure to respond within such period shall not affect the validity or enforceability of this Transaction, and shall be deemed to be an affirmation of the terms and conditions contained herein, absent manifest error.

JPMORGAN CHASE BANK		Accepted and confirmed as of the date first written:

By:	/s/ Don Thompson	WORLD FINANCIAL NETWORK CREDIT CARD MASTER NOTE TRUST, By: Chase Manhattan Bank USA, National Association, not in its individual capacity, but solely as Owner Trustee
Name: Don Thompson
Title: Managing Director and Associate General Counsel

		By:	/s/ John J. Cashin
Name: John J. Cashin
Title: Vice-President

SCHEDULE I

FIXED RATE SCHEDULE

Period Start Date	Period End Date	B Fixed Rate

08/14/2003	09/15/2003	4.50%
09/15/2003	10/15/2003	4.50%
10/15/2003	11/15/2003	4.50%
11/15/2003	12/15/2003	4.50%
12/15/2003	01/15/2004	4.50%
01/15/2004	02/15/2004	4.50%
02/15/2004	03/15/2004	4.50%
03/15/2004	04/15/2004	4.50%
04/15/2004	05/15/2004	4.50%
05/15/2004	06/15/2004	4.50%
06/15/2004	07/15/2004	3.975%
07/15/2004	08/15/2004	3.975%
08/15/2004	09/15/2004	3.975%
09/15/2004	10/15/2004	3.975%
10/15/2004	11/15/2004	3.975%
11/15/2004	12/15/2004	3.975%
12/15/2004	01/15/2005	3.975%
01/15/2005	02/15/2005	3.975%
02/15/2005	03/15/2005	3.975%
03/15/2005	04/15/2005	3.975%
04/15/2005	05/15/2005	3.975%
05/15/2005	06/15/2005	3.975%
06/15/2005	07/15/2005	3.45%
07/15/2005	08/15/2005	3.45%
08/15/2005	09/15/2005	3.45%
09/15/2005	10/15/2005	3.45%
10/15/2005	11/15/2005	3.45%
11/15/2005	12/15/2005	3.45%
12/15/2005	01/15/2006	3.45%
01/15/2006	02/15/2006	3.45%
02/15/2006	03/15/2006	3.45%
03/15/2006	04/15/2006	3.45%
04/15/2006	05/15/2006	3.45%
05/15/2006	06/15/2006	3.45%
06/15/2006	07/15/2006	2.925%
07/15/2006	08/15/2006	2.925%
08/15/2006	09/15/2006	2.925%
09/15/2006	10/15/2006	2.925%
10/15/2006	11/15/2006	2.925%
11/15/2006	12/15/2006	2.925%
12/15/2006	01/15/2007	2.925%
01/15/2007	02/15/2007	2.925%

02/15/2007	03/15/2007	2.925%
03/15/2007	04/15/2007	2.925%
04/15/2007	05/15/2007	2.925%
05/15/2007	06/15/2007	2.925%
06/15/2007	07/15/2007	2.40%
07/15/2007	08/15/2007	2.40%
08/15/2007	09/15/2007	2.40%
09/15/2007	10/15/2007	2.40%
10/15/2007	11/15/2007	2.40%
11/15/2007	12/15/2007	2.40%
12/15/2007	01/15/2008	2.40%
01/15/2008	02/15/2008	2.40%
02/15/2008	03/15/2008	2.40%
03/15/2008	04/15/2008	2.40%
04/15/2008	05/15/2008	2.40%
05/15/2008	Thereafter	3.45%